Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

February 7, 2022

GreenLight Biosciences Holdings, PBC

200 Boston Avenue

Suite 3100

Medford, MA 02155

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to GreenLight Biosciences Holdings, PBC, a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of

(i)    the issuance by the Company of up to 10,350,000 shares (the “Public Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), upon the exercise of warrants to purchase shares of Common Stock (the “Public Warrants”); and

(ii)    the resale from time to time by the selling securityholders named in the Registration Statement of:

(a)    77,317,785 shares (the “Outstanding Shares”) of Common Stock outstanding on the date hereof;

(b)    up to 7,251,673 shares (the “Option Shares”) of Common Stock issuable upon exercise of outstanding options (the “Options”); and

(c)    up to 2,062,500 shares (the “Private Warrant Shares” and, together with the Public Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon the exercise of private placement warrants to purchase Common Stock (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”).

We have examined the Certificate of Incorporation and Bylaws of the Company, each as restated or amended to date, records of meetings and consents of the Board of Directors, or committees thereof, and records of the proceedings of stockholders deemed to be relevant to this opinion letter, each as provided to us by the Company, and the

GreenLight Biosciences Holdings, PBC

February 7, 2022

Registration Statement. We have also reviewed such other documents which we consider necessary or advisable for the purposes of rendering the opinions set forth below, including (i) the Business Combination Agreement (the “Business Combination Agreement”) dated as of August 9, 2021 by and among Environmental Impact Acquisition Corp., Honey Bee Merger Sub, Inc., and GreenLight Biosciences, Inc., (ii) the Warrant Agreement (the “Warrant Agreement”) dated as of January 13, 2021 between the Company and Continental Stock Transfer & Trust Company, as warrant agent, and filed as Exhibit 4.2 to the Registration Statement, pursuant to which the Warrants were issued, and (iii) the GreenLight Biosciences Holdings, PBC 2022 Stock Option and Incentive Plan (the “Plan”), filed as Exhibit 10.5 to the Registration Statement, pursuant to which the Options were issued. We have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

With regard to our opinion regarding the Warrant Shares and Option Shares, we have assumed that the Company will continue to have sufficient authorized, unissued and otherwise unreserved shares of Common Stock available for issuance at the time of each issuance of Warrant Shares upon exercise of the Warrants and each issuance of Option Shares upon exercise of the Options. Further, we have assumed that the applicable exercise price of each Warrant and each Option will not be adjusted to an amount below the par value per share of the Common Stock.

We have also assumed that (a) the Warrant Agreement and the Warrants have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) the Warrant Agreement and the Warrants constitute and will constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (c) the status of the Warrant Agreement and the Warrants as legally valid and binding obligations of the parties are not and will not be affected by any (i) breaches of, or defaults under, agreements, instruments or documents, (ii) violations of statutes, rules, regulations or court or government orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

The opinion expressed below is limited to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, it is our opinion that, as of the date hereof:

GreenLight Biosciences Holdings, PBC

February 7, 2022

1.    The Warrant Shares, when issued and paid for in accordance with the terms of the Warrant Agreement and the Warrants, will be validly issued, fully paid and non-assessable.

2.    The Outstanding Shares have been validly issued and are fully paid and non-assessable.

3.    The Option Shares, when issued and paid for in accordance with the terms of the Plan and the Options, will be validly issued, fully paid and non-assessable.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus constituting part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ John D. Hancock
a Partner